EXHIBIT 10.1

Summary of Compensation Arrangements for Non-Employee Directors

The compensation payable to the non-employee directors for service on the board is as follows: (i) the annual retainer paid to each non-employee director for service on the Board of Directors is $25,000, (ii) the fee paid to each non-employee director for attendance at each meeting of the Board of Directors is $1,500; (iii)  the fee paid to each non-employee director for attendance at each meeting of a committee of the Board of Directors is $1,000, (iv) the annual fee paid to each chairman of a committee of the Board is $3,000; and (iv) the additional annual retainer paid to the lead outside director is $75,000.  Each non-employee director receives an option to purchase 7,500 shares of Class A common stock upon the non-employee director’s initial election to the board of directors. In addition, each incumbent non-employee director receives an additional option to purchase 7,500 shares of Class A common stock at the time of each annual meeting of stockholders of the company, other than directors who were initially elected to the board of directors at an annual meeting or, if previously, at any time after the prior year’s annual meeting of stockholders.